Pricing Supplement No. 2317BK
To underlying supplement No. 1 dated October 1, 2012,
product supplement BK dated October 5, 2012,
prospectus supplement dated September 28, 2012,
prospectus dated September 28, 2012
and prospectus addendum dated December 24, 2014
Registration Statement No. 333-184193 Dated January 9, 2015; Rule 424(b)(2)

$6,290,000 Callable Yield Securities Linked to the Least Performing of the S&P 500® Index, Russell 2000® Index and the iShares® MSCI EAFE ETF due January 12, 2018
The securities are linked to the performance of the least performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF. The S&P 500® Index and the Russell 2000® Index are each referred to as an “Index” (collectively, the “Indices”) while the iShares® MSCI EAFE ETF is referred to as the “Fund,” and each of the Indices and the Fund are referred to as an “Underlying” (collectively, the “Underlyings”). The securities may pay a Contingent Coupon on a quarterly basis at a rate of 8.15% per annum . The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Levels of all the Underlyings on the applicable Observation Date are greater than or equal to their respective Coupon Barriers, which are equal to 60.00% of their respective Initial Levels. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. If the securities are redeemed by the Issuer, you will receive a cash payment per $1,000 Face Amount of securities on the applicable Coupon Payment Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

If the securities are not redeemed by us prior to maturity and the Final Level of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Level, which is equal to 60.00% of its Initial Level, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not redeemed by us and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions					Payoff Diagram
Issuer:	Deutsche Bank AG, London Branch
Trade Date:	January 9, 2015

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $973.20 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-1 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures” on page PS-2 of this pricing supplement for more information.

Issue Date:	January 14, 2015
Final Valuation Date3:	January 9, 2018
Maturity Date2:	January 12, 2018
Observation Dates3:
April 9, 2015, July 9, 2015, October 9, 2015, January 11, 2016, April 11, 2016, July 11, 2016, October 10, 2016. January 9, 2017, April 10, 2017, July 10, 2017, October 9, 2017 and January 9, 2018 (Final Valuation Date)

Coupon Payment Dates1, 2:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Denominations:	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlyings:	Underlying	Initial Level	Coupon Barrier	Trigger Level
	S&P 500® Index	2,044.81	1,226.89	1,226.89
	Russell 2000® Index	1,185.676	711.406	711.406
	iShares® MSCI EAFE ETF	$59.64	$35.78	$35.78
Issue Price:	100% of the Face Amount
Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon written notice to the trustee prior to the relevant Coupon Payment Date. Upon an Early Redemption at Issuer’s Option, you will receive a cash payment per $1,000 Face Amount of securities on the relevant Coupon Payment Date equal to the Face Amount plus any Contingent Coupon that may be due on such date.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For each Index, the closing level of such Index on the relevant date of calculation.
For the Fund, the closing pricing of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Coupon Barrier:	For each Underlying, 60.00% of the Initial Level of such Underlying, as set forth in the table above
Trigger Level:	For each Underlying, 60.00% of the Initial Level of such Underlying, as set forth in the table above
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RTV5
ISIN:	US25152RTV59

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	Underlying	Initial Level	Coupon Barrier	Trigger Level
	S&P 500® Index	2,044.81	1,226.89	1,226.89
	Russell 2000® Index	1,185.676	711.406	711.406
	iShares® MSCI EAFE ETF	$59.64	$35.78	$35.78
Issue Price:	100% of the Face Amount
Contingent Coupon Feature:
•       If the Closing Levels of all the Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.
•       If the Closing Level of any Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.
The Contingent Coupon is a fixed amount based upon equal quarterly installments accrued at the Coupon Rate of 8.15% per annum. If the securities are redeemed by us prior to maturity, the Contingent Coupon, if any, will be paid on the corresponding Coupon Payment Date and no Contingent Coupon will accrue or be payable following such early redemption.

Coupon Barrier:	For each Underlying, 60.00% of the Initial Level of such Underlying, as set forth in the table above.
Coupon Payment Dates1, 2:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Coupon Rate:	The Coupon Rate is 8.15% per annum. The table below sets forth each Observation Date, expected Coupon Payment Date and Contingent Coupon applicable to such Observation Date.
Observation Date3	Expected Coupon Payment Date1, 2	Contingent Coupon (per $1,000 Face Amount of Securities)
April 9, 2015	April 14, 2015	$20.375
July 9, 2015	July 14, 2015	$20.375
October 9, 2015	October 15, 2015	$20.375
January 11, 2016	January 14, 2016	$20.375
April 11, 2016	April 14, 2016	$20.375
July 11, 2016	July 14, 2016	$20.375
October 10, 2016	October 13, 2016	$20.375
January 9, 2017	January 12, 2017	$20.375
April 10, 2017	April 13, 2017	$20.375
July 10, 2017	July 13, 2017	$20.375
October 9, 2017	October 12, 2017	$20.375
January 9, 2018 (Final Valuation Date)	January 12, 2018 (Maturity Date)	$20.375
Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon written notice to the trustee prior to the relevant Coupon Payment Date. Upon an Early Redemption at Issuer’s Option, you will receive a cash payment per $1,000 Face Amount of securities on the relevant Coupon Payment Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption

Payment at Maturity:
If the securities are not redeemed by us prior to maturity, any payment you receive at maturity will depend on the performance of the Laggard Underlying on the Final Valuation Date.
•   If the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.
•   If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + $1,000 x Underlying Return of the Laggard Underlying
In this circumstance, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. Accordingly, you will lose a significant portion or all of your investment in the securities.
Any payment at maturity is subject to the credit of the Issuer.

Laggard Underlying:
The Underlying with the lowest Underlying Return on the Final Valuation Date.  If the calculation agent determines that two Underlyings have the lowest Underlying Returns or all three of the Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate one of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense.
	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$17.50	$982.50
Total	$6,290,000.00	$110,075.00	$6,179,925.00

(1)  For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,290,000.00	$730.90

January 9, 2015

(Key Terms continued from previous page)
Trigger Level:	For each Underlying, 60.00% of the Initial Level of such Underlying, as set forth in the table above
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For each Index, the closing level of such Index on the relevant date of calculation
For the Fund, the closing pricing of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	January 9, 2015
Issue Date:	January 14, 2015
Final Valuation Date3:	January 9, 2018
Maturity Date2:	January 12, 2018
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RTV5
ISIN:	US25152RTV59
1 If any Coupon Payment Date is not a business day, the Contingent Coupon due on such Coupon Payment Date, if any, will be paid on the first following day that is a business day, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment. If the Maturity Date is postponed, the Contingent Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.
2 If, due to a market disruption event occurring with respect to an Underlying or otherwise, an Observation Date or the Final Valuation Date for the Underlying is postponed, the Coupon Payment Date or Maturity Date, as applicable, will be the third business day following the last Observation Date or Final Valuation Date, as postponed, to occur for the Underlyings. In addition, the Maturity Date is subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3 The Observation Dates (including the Final Valuation Date) for each Underlying will be separately adjusted in accordance with the provisions set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015. SAG may result in the securities being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the securities to another entity, the amendment of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the securities, you:

•
are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; (iii) and that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•
waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities; and

•
will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities and (ii) authorized, directed and requested The Depositary Trust Company (the “Depositary”) and any participant in the Depositary or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

•	Prospectus addendum dated December 24, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement and prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.
Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and examples below may have been rounded for ease of analysis.

If the securities are redeemed by us prior to maturity:

The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. Therefore, the term of the securities may be as little as three months. The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon payment) upon an Early Redemption at Issuer’s Option.

Expected Coupon Payment Date	Payment upon an Early Redemption at Issuer’s Option (per $1,000 Face Amount of Securities)
April 14, 2015	$1,000.00
July 14, 2015	$1,000.00
October 15, 2015	$1,000.00
January 14, 2016	$1,000.00
April 14, 2016	$1,000.00
July 14, 2016	$1,000.00
October 13, 2016	$1,000.00
January 12, 2017	$1,000.00
April 13, 2017	$1,000.00
July 13, 2017	$1,000.00
October 12, 2017	$1,000.00
January 12, 2018 (Maturity Date)	$1,000.00

If the securities are redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the applicable Coupon Payment Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

If the securities are not redeemed by us prior to maturity:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not redeemed by us prior to maturity.

The hypothetical Payments at Maturity set forth below reflect the Coupon Barrier and the Trigger Level for each Underlying of 60.00% of the Initial Level for such Underlying. The actual Initial Level, Coupon Barrier and Trigger Level for each Underlying are set forth on the cover of this pricing supplement. The following results are based solely on the hypothetical examples cited. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the Payment at Maturity.

Underlying Return of the Laggard Underlying (%)	Payment at Maturity (excluding Contingent Coupon payments) ($)	Return on the Securities at Maturity (excluding Contingent Coupon payments) (%)
100.00%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
70.00%	$1,000.00	0.00%
60.00%	$1,000.00	0.00%
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

The following hypothetical examples illustrate how the Payment at Maturity set forth in the table above and any Contingent Coupons are calculated and reflect the Coupon Rate of 8.15% per annum.

Example 1: The Closing Levels of all the Underlyings are greater than their respective Coupon Barriers on the first, third and fifth Observation Dates and the final Observation Date and the Closing Level of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates. The Final Level of the Laggard Underlying is greater than its Trigger Level.  Because the Final Level of the Laggard Underlying is greater than its Trigger Level (60.00% of its Initial Level), the investor will receive on the Maturity Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on the first, third and fifth Observation Dates and the final Observation Date are greater than their respective Coupon Barriers and the Closing Level of at least one Underlying on each of the other Observation Dates is less than its Coupon Barrier, the investor will receive the Contingent Coupon of $20.375 on the first, third and fifth Coupon Payment Dates and the Maturity Date, but not on the other Coupon Payment Dates.  As a result, the investor will receive a total of $1,081.50 per $1,000 Face Amount of securities.

Example 2: The Closing Levels of all the Underlyings are greater than their respective Coupon Barriers on the final Observation Date and the Closing Level of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates. The Final Level of the Laggard Underlying is greater than its Trigger Level.  Because the Final Level of the Laggard Underlying is greater than its Trigger Level, the investor will receive on the Maturity Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on the final Observation Date are greater than their respective Coupon Barriers and the Closing Level of at least one Underlying on each of the other Observation Dates is less than its Coupon Barrier, the investor will receive the Contingent Coupon of $20.375 on the Maturity Date, but not on the other Coupon Payment Dates.  As a result, the investor will receive a total of $1,020.375 per $1,000 Face Amount of securities.

Example 3: The Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date). The Final Levels of two Underlyings are greater than their respective Trigger Levels, but the Final Level of the Laggard Underlying is less than its Trigger Level, resulting in an Underlying Return of the Laggard Underlying of -60.00%. In this circumstance, even though the Final Levels of two Underlyings are greater than their respective Trigger Levels, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying and the Final Level of the Laggard Underlying is less than its Trigger Level, the investor will receive on the Maturity Date a cash payment of $400.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + $1,000 x Underlying Return of the Laggard Underlying
$1,000 + $1,000 x -60.00% = $400.00

Because the Closing Level of at least one Underlying on each Observation Date (including the final Observation Date) is less than its Coupon Barrier, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $400.00 per $1,000 Face Amount of securities.

Selected Purchase Considerations

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THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 8.15% per annum only if the Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Level of at least one Underlying will be less than its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing a significant portion or all of your investment in the securities if the Final Level of the Laggard Underlying is less than its Trigger Level. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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POTENTIAL EARLY EXIT AS A RESULT OF EARLY REDEMPTION AT ISSUER’S OPTION — While the original term of the securities is approximately three years, the securities may be redeemed by us, in our sole discretion, in whole, but not in part, on any Coupon Payment Date prior to maturity, and you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus any Contingent Coupon that may be due on such date. Therefore, the term of the securities could be as little as three months. No Contingent Coupon will accrue or be payable following an Early Redemption at Issuer’s Option.

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CONTINGENT COUPON PAYMENTS — Unless the securities are previously redeemed by us, Contingent Coupon payments, if any, will be made on the securities in arrears on the relevant quarterly Coupon Payment Dates, only if the Closing Level of all the Underlyings on the relevant Observation Date are greater than or equal to their respective Coupon Barriers.

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LIMITED PROTECTION AGAINST LOSS — If the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.  However, if the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the securities.

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RETURN LINKED TO THE LEAST PERFORMING OF THREE UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the S&P 500® Index, Russell 2000® Index and iShares® MSCI EAFE ETF, as described herein. If the securities are not redeemed by us prior to maturity, any payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. On March 11, 2014, the sponsor of the S&P 500® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012. On March 11, 2014, the sponsor of the S&P 500® Index announced that beginning April 3, 2014, the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. As of June 2014, business development companies are no longer eligible for inclusion in the Russell 2000® Index. Exchange traded funds and mutual funds are also excluded. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Tracked Index”). The iShares® MSCI EAFE ETF trades on NYSE Arca under the ticker symbol “EFA.” It is possible that the iShares® MSCI EAFE ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI EAFE ETF, the fees and expenses of the iShares® MSCI EAFE ETF or due to other circumstances. This section is only a summary of the iShares® MSCI EAFE ETF. For more information on the iShares® MSCI EAFE ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds – iShares® MSCI EAFE ETF” in the accompanying underlying supplement No. 1 dated October 1, 2012. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012. On July 1, 2013, the iShares® MSCI EAFE Index Fund was

renamed the iShares® MSCI EAFE ETF. All references to the iShares® MSCI EAFE Index Fund in the accompanying underlying supplement No. 1 dated October 1, 2012 are deemed to refer to the iShares® MSCI EAFE ETF.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement and prospectus addendum.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The return on the securities at maturity is linked to the performance of the Laggard Underlying. If the securities are not redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date so long as the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level. However, if the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPON PAYMENTS AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICE OR LEVEL, AS APPLICABLE, OF ANY OF THE UNDERLYINGS — The securities will not pay more than the Face Amount, in addition to any Contingent Coupon payments, for each $1,000 Face Amount of securities. You will not participate in any increase in the price or level, as applicable, of any Underlying even if the Final Levels of all the Underlyings are greater than or equal to their respective Initial Levels. The maximum payment upon an early redemption or at maturity will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupon payment), regardless of any increase in the price or level, as applicable, of any Underlying, which may be significant.

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NO CONTINGENT COUPON WILL ACCRUE OR BE PAYABLE IN ANY PERIOD IN WHICH THE CLOSING LEVEL OF ANY UNDERLYING ON THE RELEVANT OBSERVATION DATE IS LESS THAN ITS COUPON BARRIER — If the Closing Level of any Underlying on an Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupon for that entire period. You will receive the Contingent Coupon payment for a period only if the Closing Levels of all the Underlyings on the relevant Observation Date are greater than or equal to their respective Coupon Barriers. If the Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date, you will receive no Contingent Coupon payments during the entire term of the securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your investment in the securities, because the Closing Level of the Laggard Underlying tends to be lower than its Trigger Level.

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THE SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may, in our sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. For United States federal income tax purposes, an early redemption of the securities at the Issuer’s option would be a taxable event to you. In addition, if the securities are redeemed prior to the Maturity Date, you will not receive any Contingent Coupon that would have otherwise accrued after the applicable Coupon Payment Date.

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IF THE SECURITIES ARE NOT REDEEMED PRIOR TO THE MATURITY DATE, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — If we do not redeem your securities prior to the Maturity Date, any payment at maturity will be determined solely by reference to the performance of the Laggard Underlying, without taking into consideration the performance of any other Underlying.

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REINVESTMENT RISK — If your securities are redeemed by us prior to maturity, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are redeemed by us prior to the Maturity Date.

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THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the securities; converting the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the securities to another entity, amending the terms and conditions of the securities or cancelling of the securities.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of the Trust Indenture Act. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, you will not participate in any potential increase in the price or level, as applicable, of any Underlying, which could be significant, even though at maturity you may be exposed to the negative performance of the Laggard Underlying.

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IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices or levels, as applicable, of the Underlyings. Changes in the prices or levels, as applicable, of the Underlyings may not result in comparable changes in the value of your securities.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or holders of securities composing the Underlyings would have.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OR LEVEL, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities, including the payment of any Contingent Coupon and any payment upon an early redemption or at maturity, will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the securities will negatively affect your return on the securities and will not be offset or mitigated by a positive performance by the other Underlyings.

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THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Russell 2000® Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

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THE INDICES REFLECT THE PRICE RETURN OF THE STOCKS COMPOSING EACH INDEX, NOT A TOTAL RETURN — The Indices reflect the changes in the market prices of the stocks composing each Index. The Indices are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks.

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THE ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share.  The Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Tracked Index. The stocks included in the Tracked Index are selected by MSCI Inc. (“MSCI”). The Tracked Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of the shares of the Fund to decline.

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THE FUND AND ITS TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Tracked Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Tracked Index.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between countries represented in the Fund and the United States; and

•	the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the securities.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Fund holds component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the price of the Fund and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND OR BY ISSUERS OF THE STOCKS HELD BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any of the information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might adversely affect the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities, as well as any amount payable on the securities, may bear little relation to the historical closing levels or prices, as applicable, of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.  We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level or price, as applicable, of any Underlying has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels and prices, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Level of at least one Underlying on any Observation Date is less than its Coupon Barrier;

•	the expected volatility of the Underlyings;

•	the composition of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market prices and dividend rates of the shares of the Fund and the securities composing the Indices;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;

•	interest rates and yields in the market generally and in the markets of the shares of the Fund and the securities composing the Indices;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings, the Tracked Index or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices or levels, as applicable, of the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE, OUR AGENTS OR OUR OR THEIR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS OR THE VALUE OF THE SECURITIES — We, our agents or our or their affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our agents or our or their affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF based on their historical closing levels or prices, as applicable, from January 9, 2010 through January 9, 2015. The closing level of the S&P 500® Index on January 9, 2015 was 2,044.81. The closing level of the Russell 2000® Index on January 9, 2015 was 1,185.676. The closing price of the iShares® MSCI EAFE ETF on January 9, 2015 was $59.64. The graphs below show the Coupon Barriers and Trigger Levels equal to (i) with respect to the S&P 500® Index, 1,226.89, equal to 60.00% of 2,044.81, which was the closing level of the S&P 500® Index on January 9, 2015, (ii) with respect to the Russell 2000® Index, 711.406, equal to 60.00% of 1,185.676, which was the closing level of the Russell 2000® Index on January 9, 2015 and (iii) with respect to the iShares® MSCI EAFE ETF, $35.78, equal to 60.00% of $59.64, which was the closing price of the iShares® MSCI EAFE ETF on January 9, 2015. We obtained the historical closing levels and prices below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing levels and prices of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Underlyings on the Observation Dates or the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.75% or $17.50 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Issue Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Issue Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2015, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated as of January 1, 2015, which has been filed by the Issuer on Form 6-K dated as of January 5, 2015.